Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

FOR IMMEDIATE RELEASE	Company Contact: Joe Camp 630-754-4352 Email: jcamp@advancedlifesciences.com
February 12, 2009

CORRECTING

Advanced Life Sciences Announces 2008 Fourth Quarter and Full Year Financial Results

Note from Advanced Life Sciences Holdings, Inc.: This announcement is being filed principally to correct the format of financial tables included in the release and to correct a date in the section of the release entitled “Nasdaq Marketplace Rule 4350(b)(1)(B).”  The first sentence of that section should read “The Company’s independent registered public accounting firm included an explanatory paragraph in its report on the Company’s 2007 financial statements related to uncertainty in the Company’s ability to continue as a going concern.” Our independent registered public accounting firm has included a similar explanatory paragraph in its report on the Company’s 2008 financial statements.

CHICAGO, IL, February 12, 2009/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and respiratory diseases, today announced its financial results for the fourth quarter and full year ended December 31, 2008.

The net loss allocable to common shareholders for the three months ended December 31, 2008 was $2.8 million or ($0.07) per share compared to a net loss allocable to common shareholders of $5.6 million or ($0.18) per share for the three months ended December 31, 2007.  The net loss allocable to common shareholders for the full year 2008 was $23.0 million or ($0.59) per share compared to a net loss allocable to common shareholders of $32.5 million or ($1.12) per share for 2007.  The decrease in the net loss for the full year 2008 is due to decreased costs involved in the clinical development of the Company’s lead compound cethromycin.

The Company used approximately $12.2 million in cash in the fourth quarter of 2008 and ended the year with cash totaling $1.5 million.  Cash use for the full year was $24.5 million.  Fourth quarter and full year cash use included a $10.0 million milestone payment to Abbott Laboratories associated with the submission of the New Drug Application (NDA) for cethromycin.

“2008 was a transformative year in Advanced Life Sciences’ history, marking our transition from a development-stage to a pre-commercial company, working toward the market launch of our first product,” said Dr. Michael Flavin, Chairman and CEO of Advanced Life Sciences. “With the successful filing of our NDA for cethromycin, we have advanced our lead product candidate toward becoming a promising commercial product opportunity in a market that is in need of safe and effective new antibiotics. With the establishment of our Wyeth partnership in the Asia Pacific region, we have laid the cornerstone of our global commercialization strategy. In addition, the awarding of our multi-million dollar Defense Threat Reduction Agency (DTRA) contract is indicative of the potential for cethromycin and the significant market opportunity in the biodefense field.”

Continued Dr. Flavin: “As we look forward to the July 31, 2009, PDUFA date set by FDA for cethromycin, we are realigning our resources and cost structure to focus on our upcoming commercial objectives and intend to raise capital to strengthen our financial position.”

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Operating Expense Analysis: 2008 versus 2007:

•                  Research and development expense.  Total research and development expense decreased $10.0 million to approximately $15.7 million for the year ended December 31, 2008 from approximately $25.7 million for the year ended December 31, 2007.  The decrease in R&D expense is related to the conclusion of clinical trials and development costs associated with the Company’s lead product, cethromycin.

•                  General and administrative expense.  General and administrative expense increased $0.3 million to $7.1 million for the year ended December 31, 2008.

Fourth Quarter Expense Analysis: 2008 versus 2007:

•                  Research and development expense.  Total research and development expense decreased $3.1 million to approximately $0.9 million for the three months ended December 31, 2008 from approximately $4.0 million for the three months ended December 31, 2007. This decrease reflects a reduction in development expenses associated with the completion of clinical trials for cethromycin.

•                  General and administrative expense.  General and administrative expense increased $0.4 million to $1.9 million for the three months ended December 31, 2008.  This increase reflects costs incurred for pre-commercial activities.

2008 Achievements

•                  The successful submission and filing of the NDA to the U.S. Food and Drug Administration (FDA) for cethromycin in the treatment of mild-to-moderate community acquired pneumonia (CAP);

•                  The signing of a development and commercialization agreement with Wyeth in the Asia Pacific region (excluding Japan), which includes a substantial up-front equity investment as well as milestones and payments based on successful achievement of clinical, regulatory and commercial objectives in specific markets that could potentially exceed $100 million;

•                  The awarding of a DTRA biodefense contract valued at up to $3.8 million to fund the advanced development of cethromycin as a potential broad-spectrum medical countermeasure against bioterror agents such as tularemia, plague and melioidosis;

•                  Establishment of a strategic relationship with Inventiv Health to support pre-commercialization activities;

•                  The completion of a debt transaction increasing our bank line of credit from $4.0 million to $10.0 million to strengthen our balance sheet and help fund commitments associated with our cethromycin NDA submission and pre-commercialization activities;

•                  The implementation of a Standby Equity Distribution Agreement (SEDA) with YA Global Investments, L.P. for the sale of up to $15 million of shares of our common stock over a two-year period;

•                  The publication of a research article in the Journal of Antimicrobial Chemotherapy supporting the additional role for cethromycin as a potential treatment for infections caused by community associated methicillin resistant Staphylococcus aureus (CA-MRSA) as well as presentation of clinical and microbiological data in posters and an oral presentation pertaining to cethromycin at the 48th Annual ICAAC/IDSA Meeting.

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Cethromycin Objectives for 2009

•                  Advance discussions with prospective U.S. and E.U. partners for the commercialization of cethromycin;

•                  Initiate clinical trials with Wyeth in the Asia Pacific region in the moderate CAP patient population to support commercialization and build on our regulatory package;

•                  Continue supplemental NDA enabling studies of cethromycin as a broad spectrum biodefense countermeasure under the DTRA contract;

•                  Continue pre-launch activities including manufacturing, strategic marketing, medical education, pricing and reimbursement strategies.

Financial Guidance for 2009

Advanced Life Sciences expects its 2009 cash requirements, excluding milestone payments that become due upon cethromycin NDA approval, to fall in the range of $12.0 million and $15.0 million.  Cash use in the first quarter of 2009 is expected to fall in the range of $1.5 million and $2.0 million.  The cash use will be applied toward cethromycin NDA regulatory support, pre-commercial activities and general operating expenses.

As the Company transitions towards commercialization of cethromycin, the following initiatives are being undertaken to conserve capital and strengthen the balance sheet:

•                  In February, Advanced Life Sciences reduced its workforce by approximately 30% to focus resources on the cethromycin program.  With these cost reductions, the Company will take a severance charge in the first quarter in the amount of $60,000.  The Company expects to save approximately $1.0 million annually due to this initiative;

•                  In addition to establishing commercial partnerships for cethromycin, the Company intends to raise capital through the sale of equity using its Stand-by Equity Distribution Agreement with YA Global Investments, L.P. and through the additional sale of equity.

Nasdaq Marketplace Rule 4350(b)(1)(B)

The Company’s independent registered public accounting firm included an explanatory paragraph in its report on the Company’s 2007 financial statements related to uncertainty in the Company’s ability to continue as a going concern.  Our independent registered public accounting firm has included a similar explanatory paragraph in its report on the Company’s 2008 financial statements. There can be no assurance that it will be able to secure a commercial partnership or obtain adequate capital funding in the future to continue operations and implement its strategy, which would have an adverse effect on the Company’s business and operations.

Conference Call Details

Advanced Life Sciences will host a conference call and live webcast at 10:00 a.m. Eastern Time on Wednesday, February 11, 2009 to discuss the Company’s financial results for the fourth quarter and full year ended December 31, 2008.

The conference call will be webcast simultaneously over the Internet.  Please visit the Investor Relations section of the Advanced Life Sciences corporate website www.advancedlifesciences.com.  Alternatively, callers may participate in the conference call by dialing 888-680-0879 or 617-213-4856 (international).  The passcode for the conference call is 25253515.  A replay of the conference call will be available until February 18, 2009.  Callers may access the telephone replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 89150902. Investors are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PNXL8438C. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

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About Community Acquired Pneumonia (CAP)

CAP is the sixth most common cause of death in the United States. CAP and other respiratory tract infections are caused by pathogens such as Streptococcus pneumoniae and Haemophilus influenzae.  Approximately 5.6 million cases of CAP are diagnosed each year in the United States with 10 million physician visits, resulting in an estimated total annual expenditure of $2.0 billion dollars for prescribed antibiotics to treat CAP.  CAP is potentially fatal if not treated properly, and the bacteria that cause CAP are developing resistance to current standard of care treatments.

Macrolides and penicillins are currently the front-line treatments for respiratory tract infections such as CAP.   As macrolide and penicillin resistance grows and has the potential to cause more clinical failures, there is a need for new antibiotics with unique mechanisms of action that can overcome this emerging resistance.

About Cethromycin

Cethromycin has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria associated with respiratory tract infections, and, again in in vitro tests, it appears to be effective against penicillin- and macrolide-resistant bacteria. Cethromycin has a mechanism of action that may slow the onset of future bacterial resistance. In addition to its utility in CAP, cethromycin is also being investigated for the prophylactic treatment of inhalation anthrax post-exposure. The FDA has designated cethromycin as an orphan drug for the prophylactic treatment of inhalation anthrax post exposure, but the drug is not yet approved for this or any other indication.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation.  The Company’s lead candidate, cethromycin, is a novel once-a-day oral antibiotic under review by the FDA for the treatment of mild-to-moderate community acquired pneumonia.  For more information, please visit us on the web at www.advancedlifesciences.com.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information, future events or otherwise.  Our actual results could differ materially from those discussed herein due to several factors including the success and timing of our clinical trials and our ability to obtain and maintain regulatory approval and labeling of our product candidates; our plans to develop and commercialize our product candidates; the loss of key scientific or management personnel; the size and growth of potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates regarding expenses, future revenues and capital requirements; our ability to obtain financing on terms acceptable to us; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing capabilities; the success of competing drugs that become available; and the performance of third party collaborators and manufacturers.  These and additional risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

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ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,527,108	$18,324,991
Grant receivable	63,444	—
Prepaid insurance	227,313	251,493
Prepaid clinical trial expenses	—	926,168
Other prepaid expenses and deposits	143,808	140,359

Total current assets	1,961,673	19,643,011

PROPERTY AND EQUIPMENT:
Furniture and fixtures	244,072	221,417
Laboratory equipment	159,186	159,186
Computer software and equipment	258,786	242,707
Leasehold improvements	505,804	177,253

Total property and equipment–at cost	1,167,848	800,563
Less accumulated depreciation	(760,329)	(542,032)

Property and equipment–net	407,519	258,531

OTHER ASSETS:
Deferred offering and financing costs	450,861	—
Other long-term assets	—	10,000

Total other assets	450,861	10,000

TOTAL ASSETS	$2,820,053	$19,911,542

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$1,379,941	$2,685,751
Accrued clinical trial and NDA expenses	458,260	2,776,543
Accrued payroll	506,537	68,094
Other accrued expenses	352,466	262,347
Accrued interest payable	72,572	22,756
Short-term lease payable	8,468	7,259

Total current liabilities	2,778,244	5,822,750

Long-term lease payable	4,350	12,818
Long-term grant payable	500,000	500,000
Long-term notes payable - related party	2,000,000	2,000,000
Line of credit	9,915,000	3,915,000

Total liabilities	15,197,594	12,250,568

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST	—	—

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.01 par value–60,000,000 shares authorized; 40,810,932 issued and outstanding at December 31, 2008; 38,502,987 shares issued and outstanding at December 31, 2007	408,109	385,030
Additional paid-in capital	109,601,807	106,859,532
Deficit accumulated during the development stage	(122,387,457)	(99,583,588)

Total stockholders’ equity (deficit)	(12,377,541)	7,660,974

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,820,053	$19,911,542

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

					Period From
					Inception
					(January 1, 1999)
	Three months ended December 31,		Twelve months ended December 31,		Through
	2008	2007	2008	2007	December 31, 2008
Revenue:
Management fees	$—	$—	$—	$—	$1,161,180
Grants	208,824	—	240,830	—	1,276,401
Royalty–related party	—	—	—	—	45,238

Total revenue	208,824	—	240,830	—	2,482,819

Expenses:
Research and development	911,120	4,013,585	15,709,293	25,735,759	90,580,401
Contracted research and development– related party	—	—	—	—	7,980,299
Selling, general and administrative	1,878,971	1,476,806	7,116,549	6,839,575	27,048,637

Total expenses	2,790,091	5,490,391	22,825,842	32,575,334	125,609,337

Loss from operations	(2,581,267)	(5,490,391)	(22,585,012)	(32,575,334)	(123,126,518)

Net other (income) expense:
Interest income	(22,517)	(79,488)	(306,846)	(717,884)	(2,948,862)
Interest expense	215,407	116,695	525,703	466,963	3,148,853
Gain on sale of interest in Sarawak Medichem Pharmaceuticals joint venture	—	—	—	—	(939,052)

Net other (income) expense	192,890	37,207	218,857	(250,921)	(739,061)

Net loss	(2,774,157)	(5,527,598)	(22,803,869)	(32,324,413)	(122,387,457)

Less accumulated preferred stock dividends for the period	43,750	43,750	175,000	175,000	1,669,792

Net loss available to common shareholders	$(2,817,907)	$(5,571,348)	$(22,978,869)	$(32,499,413)	$(124,057,249)

Net loss per share available to common shareholders - basic and diluted	$(0.07)	$(0.18)	$(0.59)	$(1.12)

Weighted average shares outstanding - basic and diluted	40,808,378	30,743,566	39,098,943	28,910,041